CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust II and to the use of our report dated March 2, 2015 on the financial statements and financial highlights of Innealta Capital Global All Asset Opportunity Fund (formerly known as Innealta Risk Based Opportunity Moderate Fund) and Innealta Capital Tactical Fixed Income Fund, each a series of shares of beneficial interest of Northern Lights Fund Trust II. Such financial statements and financial highlights appear in the December 31, 2014 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 29, 2015